Exhibit 10.2

FIRST AMENDMENT
OF
EMPLOYMENT AGREEMENT OF CHARLES A. HINRICHS

This Amendment Agreement (the “Amendment”) is effective as of July 25, 2006 the “Amendment Date”), as to the Employment Agreement (“the Agreement”) by and between Smurfit-Stone Container Corporation (the “Company”), and Charles A. Hinrichs (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of April 1, 2002, (the “Employment Agreement”); and

WHEREAS, the Company has promoted the Executive to the position of Senior Vice President and Chief Financial Officer; and

WHEREAS, the Company and the Executive now desire to amend the Employment Agreement to reflect the Executive’s promotion and the other terms and conditions of this employment;

NOW THEREFORE, in consideration of the mutual terms, convenants and conditions stated in this Agreement, the Company and the Executive hereby agree to amend the Employment Agreement, effective as of July 25, 2006, as follows:

1.      By substituting the title “Senior Vice President and Chief Financial Officer” following for the title “Vice President and Chief Financial Officer” each place where the latter title appears in the Employment Agreement.

2.      By adding Section 6(d) to the Employment Agreement as follows:

(d)   Gross-Up Payment by the Company.   In the event that any payment, benefit or distribution by or on behalf of the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (the “Payments”) is (i) determined to be an “excess parachute payment” pursuant to Code Section 280G or any successor or substitute provision of the Code, with the effect that the Executive is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code, or (ii) determined to render the Executive liable for the payment of the excise tax described in Code Section 409A or any successor or substitute provision of the Code (such excise tax under such Section 409A or excise tax under such Section 4999 being hereinafter referred to as an “Excise Tax”), then the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the total Payments and any federal, state and local income and employment taxes and Excise Tax on the Gross-Up Payment, shall be equal to the total Payments.

(i)     All determinations required to be made under this paragraph (d), and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used for auditing purposes by the Company immediately prior to the Executive’s employment termination (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive. The Company shall pay all fees and expenses of the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, except as provided in subparagraph (ii) below.

(ii)    As a result of the uncertainty in the application of Code Sections 280G and 4999 and Code Section 409A at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service (“IRS”) or other agency will claim that a greater or lesser Excise Tax is due. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at 120% of the rate provided in Code Section 1274(b)(2)(B). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess if finally determined. The Executive and the Company shall each reasonable cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the total Payments. The Company shall pay all fees and expenses of the Executive relating to a claim by the IRS or other agency.

3.      By substituting the following for Section 7(f) of the Employment Agreement:

(f)   Non-Competition.   The Executive agrees that so long as he is employed by the Company and for a period of two (2) years thereafter (the “Period”), he shall not, without the prior written consent of the Company, participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that, during the Period, is competitive with the Business Conducted by the Company or any of its Affiliates within the United States, Canada, Mexico, and China (hereinafter, the “Geographic Area”) and which business the Company was engaged (either actively as a going concern or in the process of developing to market) within the preceding two years of the Executive’s employment with the Company.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

SMURFIT-STONE CONTAINER CORPORATION

/s/ Charles A. Hinrichs	By:	/s/Craig A. Hunt
Charles A. Hinrichs	Its:	Senior Vice President, General Counsel and Secretary